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                                                                             Exhibit 12-C
                                                                             Page 1 of 2

                        PENNSYLVANIA ELECTRIC COMPANY AND SUBSIDIARY COMPANIES
             STATEMENTS SHOWING COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                  AND PREFERRED STOCK DIVIDENDS BASED ON SEC REGULATION S-K, ITEM 503
                                            (In Thousands)
                                                   Twelve Months Ended
                             December 31,  December 31,  December 31, December 31, December 31,
                                 1991          1992          1993         1994        1995
    OPERATING REVENUES          $865,552     $896,337      $908,280     $944,744     $981,329

    OPERATING EXPENSES           684,709      678,478       688,587      776,215      793,320
       Interest portion
        of rentals (A)             4,149        3,945         3,406        3,632        4,911
         Net expense             680,560      674,533       685,181      772,583      788,409

    OTHER INCOME AND DEDUCTIONS:
       Allowance for funds
        used during
        construction               3,396        1,651         2,261        3,837        4,417
       Other income
        /(expense), net            6,603         (179)       (7,021)     (71,287)      56 454
         Total other income
          and deductions           9,999        1,472        (4,760)     (67,450)      60,871

    EARNINGS AVAILABLE FOR FIXED
      CHARGES  AND PREFERRED
      STOCK DIVIDENDS
       (excluding taxes
        based on income)        $194,991     $223,276      $218,339     $104,711     $253,791

    FIXED CHARGES:
        Interest on funded
         indebtedness           $ 45,289     $ 42,615      $ 44,714     $ 46,439     $ 49,875
        Other interest             6,744        6,415         5,255       11,913(B)    17,616(B)
        Interest portion
         of rentals (A)            4,149        3,945         3,406        3,632        4,911
          Total fixed
           charges              $ 56,182     $ 52,975      $ 53,375     $ 61,984     $ 72,402

    RATIO OF EARNINGS
     TO FIXED CHARGES               3.47         4.21          4.09         1.69         3.51

    Preferred stock
      dividend requirement         6,189        5,664         4,987        2,937        1,544
    Ratio of income before
      provision for
      income taxes to
      net income (C)               153.6%       170.7%        172.3%       134.4%       163.4%
    Preferred stock
      dividend requirement
      on a pretax basis            9,507        9,671         8,594        3,946        2,523
    Fixed charges, as above       56,182       52,975        53,375       61,984       72,402
          Total fixed charges
           and preferred
           stock dividends       $65,689      $62,646       $61,969      $65,930      $74,925

    RATIO OF EARNINGS
      TO COMBINED FIXED      CHARGES AND PREFERRED
      STOCK DIVIDENDS               2.97         3.56          3.52         1.59         3.39


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                                                                        Exhibit 12-C
                                                                        Page 2 of 2





                        PENNSYLVANIA ELECTRIC COMPANY AND SUBSIDIARY COMPANIES
                                STATEMENTS SHOWING COMPUTATION OF RATIO
                  OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                                 BASED ON SEC REGULATION S-K, ITEM 503
                                            (In Thousands)






            Notes:

            (A)  The Company  has included the equivalent  of the interest portion  of all rentals charged  to income  as fixed charges  for this  statement and has excluded such components from Operating Expenses.

            (B)  Includes dividends on  company-obligated mandatorily redeemable preferred
                 securities   of  $9,188  and   $4,492  for  the  years   1995  and  1994,
                 respectively.

            (C)  Represents  income before provision  for income  taxes divided  by income before cumulative effect of accounting change as follows:


                                                Twelve Months Ended
                               December 31, December 31,  December 31, December 31, December 31,
                                   1991         1992          1993         1994         1995
         Income before
         provision for
         income taxes            $138,809      $170,301    $164,964       $42,727      $181,389

         Income before
         cumulative effect
         of accounting
         changes                   90,361        99,744      95,728        31,799       111,010
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